Exhibit 99.1

CVS Health Holds 2016 Annual Analyst Day Outlining Strategies to
Drive Growth, Expressing Confidence in Long-Term Targets;
Announces 18% Dividend Increase for 2017

CVS Health executives highlight how the company is making care more affordable, accessible and effective, and sees compelling opportunities in a robust health care market

Company’s unique suite of leading assets help drive superior health outcomes at lower costs

Guidance for GAAP diluted EPS from continuing operations updated for charges related to streamlining initiative that is expected to deliver $3 billion in cumulative savings over 5 years; Guidance for Adjusted EPS reaffirmed for 2016 and 2017

WOONSOCKET, R.I., December 15, 2016 - CVS Health (NYSE:CVS) held its annual Analyst Day in New York City today, outlining strategies for how the company will drive long-term growth and shareholder value. In his opening remarks, CVS Health President and CEO Larry Merlo stated, “By making care more affordable, accessible and effective, we can deliver value to all health care stakeholders, allowing us to be a partner of choice as they look to achieve their health care goals. Despite all the changes happening in health care, success will ultimately be determined by how effective you are at executing on these three objectives. And we remain confident that CVS Health is well-positioned to deliver on all three.”

“We continue to have the most extensive suite of enterprise assets”, continued Merlo. “On a standalone basis, each one would be market leading. Yet what really sets them apart is our ability, largely through technology, to integrate pharmacy care from the payor, to the provider, to the patient.” Borrowing a colloquial phrase widely used in telecommunications to refer to the final leg of delivering services to customers, Merlo declared, “We own the last mile of service in the delivery of health care. If you think about all of our enterprise assets, each one delivers care directly to the health care consumer. And keep in mind that retail pharmacy is quite often the front door to health care, with the highest frequency of patient interaction. The face-to-face interactions between patients and our 30,000 pharmacists and clinicians provide us with an unmatched ability to help change consumer behavior and drive better health outcomes at a lower cost. With increasing consumerism and what we call the “retailization” of health care, improving clinical outcomes and patient satisfaction is of significant value to our health care partners.”

Also at the meeting, Dave Denton, executive vice president and chief financial officer, reviewed the company’s expectations for 2016 and 2017 while also discussing the company’s long-term growth targets and plans to maximize shareholder value.

“Over the past three years, our strong earnings growth, solid working capital management, disciplined capital investments and sound debt management have enabled us to generate a significant amount of cash that has been made available for enhancing shareholder value, and we have done just that. We have a proven track record of success in meeting our long-term growth targets and we are targeting, on average, 10% growth in Adjusted EPS longer-term. We also expect $7 billion to $8 billion of cash to be available annually for enhancing shareholder value.”

“Given the recent changes in the marketplace and our outlook for 2017, we have put a plan in place to return to more robust levels of growth,” Denton added. “One element of this plan relates to our multi-year enterprise streamlining initiative, which aims to further improve productivity and to solidify the company’s low-cost provider status. We expect to deliver approximately $700 to $750 million in annual savings across the enterprise by 2021, with cumulative savings of nearly $3 billion over the next five years. This will also free up capital for strategic investments that can help drive the continued growth and success of the enterprise,” Denton concluded.

2016 and 2017 Guidance
GAAP diluted EPS from continuing operations for 2016 and 2017 has been updated to reflect an estimated $35 million asset impairment charge and an estimated $230 million lease obligation charge, respectively, for store rationalization related to the enterprise streamlining initiative. GAAP diluted EPS is now expected to be in the range of $4.82 to $4.88 in 2016 and $5.02 to $5.18 in 2017. The company reaffirmed its previous Adjusted EPS outlook for both 2016 and 2017. The company expects to deliver Adjusted EPS of $5.77 to $5.83 in 2016 and $5.77 to $5.93 in 2017. The Adjusted EPS guidance assumes the completion of $5 billion in share repurchases during 2017. The company reaffirmed its previous cash flow outlook for 2016, and expects to deliver cash flow from operations of $9.1 billion to $9.3 billion and free cash flow of $6.8 billion to $7.0 billion this year. In 2017, the company expects to deliver cash flow from operations of $7.7 billion to $8.6 billion and free cash flow of $6.0 billion to $6.4 billion.

The company also announced that its Board of Directors has approved an 18 percent increase in the annual dividend in 2017, an increase that translates to $2.00 per share, up 30 cents per share over 2016. This is the company’s fourteenth consecutive year with a dividend increase. In addition, as stated on the company’s third quarter earnings call, with a new $15 billion share repurchase authorization, the company now has more than $18 billion authorized to be used for share repurchases over the next few years.

In other presentations, Jon Roberts, president of CVS Caremark, addressed how CVS Health’s pharmacy benefit management business continues to be the PBM of choice with another successful selling season and is continually innovating to meet the latest health care challenges. Alan Lotvin, executive vice president of CVS Specialty, discussed how the unique integrated PBM-specialty model is best-positioned to meet the diverse and complex needs of patients, payors, and providers. Helena Foulkes, president of CVS Pharmacy, outlined how the retail pharmacy business can be the best partner for all PBMs and health plans by leveraging the company’s enterprise assets and offering a menu of bundled services that can provide significant value to payors. She also highlighted growth strategies for the front store, long-term care pharmacy and MinuteClinic businesses.

Audio and Video Webcast
The company simultaneously broadcast an audio and video webcast of the meeting through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast and supporting materials will be archived and available on the website for a one-year period following the meeting.

About CVS Health
CVS Health is a pharmacy innovation company helping people on their path to better health. Through its more than 9,600 retail pharmacies, more than 1,100 walk-in medical clinics, a leading pharmacy benefits manager with more than 80 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, and expanding specialty pharmacy services, the company enables people, businesses and communities to manage health in more affordable and effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at https://www.cvshealth.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, namely Adjusted EPS and Free Cash Flow. In accordance with SEC regulations, you can find the definitions of the Non-GAAP items mentioned, as well as the reconciliations to comparable GAAP measures, further in this press release.

Contacts:
Nancy Christal
Investor Relations
401.770.3614

Carolyn Castel
Corporate Communications
401.770.5717

Non-GAAP Financial Measures

The following provides reconciliations of certain non-GAAP financial measures presented in this Form 8-K to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company uses the non-GAAP measures “Adjusted EPS” and “Free Cash Flow” to assess and analyze underlying business performance and trends. Management believes that providing these non-GAAP measures enhances investors’ understanding of the Company’s performance.

The Company defines Adjusted Earnings per Share, or Adjusted EPS, as income from continuing operations excluding the impact of the amortization of intangible assets, acquisition-related integration costs, loss on early extinguishment of debt, charge in connection with store rationalization, charge related to a disputed 1999 legal settlement and loss on settlement of defined benefit pension plan divided by the Company’s weighted average diluted shares outstanding. The Company believes that this measure enhances investors’ ability to compare the Company’s past financial performance with its current performance.

The Company defines Free Cash Flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions). Management uses this non-GAAP financial measure for internal comparisons and finds it useful in assessing year-over-year cash flow performance.

These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Adjusted EPS should be considered in addition to, rather than as a substitute for, income before income tax provision as a measure of our performance. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. The Company’s definitions of Adjusted EPS and Free Cash Flow may not be comparable to similarly titled measurements reported by other companies.

The Company has not provided a reconciliation of the long-term Adjusted EPS and cash available for enhancing shareholder value targets announced today to GAAP EPS and net cash provided by operating activities. The Company is unable to reasonably estimate the GAAP items excluded from the multi-year, long-term Adjusted EPS and cash available for enhancing shareholder value targets.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See also “Non-GAAP Financial Measures” above for more information on how we calculate Adjusted EPS.

In millions, except per share amounts	Year Ending December 31, 2016		Year Ending December 31, 2017

Income before income tax provision(1)	$8,553	$8,654	$8,564	$8,862
Non-GAAP adjustments:
Amortization of intangible assets	798	798	825	825
Acquisition-related integration costs(1)	207	207	—	—
Loss on early extinguishment of debt	643	643	—	—
Charge in connection with store rationalization(2)	35	35	230	230
Charge related to a disputed 1999 legal settlement	3	3	—	—
Loss on settlement of defined benefit pension plan	—	—	220	220
Adjusted income before income tax provision	10,239	10,340	9,839	10,137
Adjusted income tax provision	3,973	4,012	3,827	3,953
Adjusted income from continuing operations	6,266	6,328	6,012	6,184
Net income attributable to noncontrolling interest	(2)	(2)	(2)	(2)
Adjusted income allocable to participating securities	(32)	(32)	(25)	(25)
Adjusted income from continuing operations attributable to CVS Health	$6,232	$6,294	$5,985	$6,157

Weighted average diluted shares outstanding	1,080	1,080	1,038	1,038
Adjusted earnings per share	$5.77	$5.83	$5.77	$5.93

(1)
2016 guidance includes integration costs for the acquisitions of Omnicare and the pharmacies and clinics of Target for the nine months ended September 30, 2016 and excludes estimated integration costs for the period from October 1, 2016 to December 31, 2016. 2017 guidance excludes estimated integration costs for the acquisition of Omnicare.

(2) The 2016 and 2017 charge in connection with store rationalization represent an estimated asset impairment charge and an estimated lease obligation charge, respectively, in connection with planned store closures related to our enterprise streamlining initiative.

Free Cash Flow Guidance
(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See also “Non-GAAP Financial Measures” above for more information on how we calculate Free Cash Flow.

In millions	Year Ending December 31, 2016		Year Ending December 31, 2017

Net cash provided by operating activities	$9,075	$9,270	$7,700	$8,600
Subtract: Additions to property and equipment	(2,550)	(2,500)	(2,000)	(2,400)
Add: Proceeds from sale-leaseback transactions	275	230	300	200
Free cash flow	$6,800	$7,000	$6,000	$6,400